Exhibit 4
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                              PACIFIC STATE BANCORP





March 20, 2003

Securities and Exchange Commission
Washington, DC 20549

Re:  Pacific State Bancorp
     Commission File No. 000-49892

To whom it may concern:

         Pursuant to the requirements set forth in paragraph (b)(4)(iii) of item 601 of Regulation S-K, and in connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2002, Pacific State Bancorp hereby agrees to file with the Commission, upon request, a copy of the Company's Indenture dated June 26, 2002, for its $5 Million in principal amount of Floating Rate Junior Subordinated Deferrable Interest Debentures due 2032, issued to Pacific State Statutory Trust I.


PACIFIC STATE BANCORP


By: /s/ STEVEN A. ROSSO
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    Steven A. Rosso, President/CEO

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